AGREEMENT NO 13904

                         OPTION AND PURCHSE OF EFFLUENT

1. PARTIES: The parties to this Agreement are the CITY OF PHOENIX ("Phoenix") , the City of Glendale ("Glendale") the City of Mesa ("Mesa") , the City of Scottsdale ("Scottsdale 11), the City of Tempe ("Tempe") and the Town of Youngtown ("Youngtown") Arizona municipal corporations (hereinafter collectively called "Cities"), ARIZONA PUBLIC SERVICE COMPANY, an Arizona corporation (hereinafter called "Arizona"), and SALT RIVER PROJECT AGRICULTURAL IMPR0VEMENT AND POWER DISTRICT, an Arizona agricultural improvement district (hereinafter called "Salt River Project") (hereinafter collectively called "Participants").

2. RECITALS: This Agreement is made with reference to the following facts, among others:

                  2.1 Phoenix owns and operates the 23rd Avenue Plant, a waste water treatment plant. Cities share in the owner-ship of plant capacity and share the costs of operating and maintaining the 91st Avenue Plant, a waste water treatment plant, which is operated and maintained by Phoenix in its own behalf and as administrative agent for all others presently involved in the Multi-City Sewerage Plan. Effluent is available from the 23rd Avenue Plant and the 91st Avenue Plant for beneficial uses.

                  2.2 Beneficial use of Effluent is in tile best interests of the cities and the users thereof because of the reclamation of waters in an arid region arid the economic benefits of such reclamation and use.

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                  2.3 The Participants are studying and planning Arizona Nuclear
         Power Project ("ANPP") to be located in the Central Arizona Water Conservation District organized and existing pursuant to Arizona Revised Statutes SS 45-2601 et seq. In order for the Participants to prepare  environmental  and  site  selection  studies  in the  form and
         substance   as  required  by  the  U.  S.  Atomic   Energy   Commission
         (hereinafter referred to as "USAEC") and by the State of Arizona pursuant to ARS SS 40-360 and 40.360.0l to 40-360.12, the Participants must secure an assured and adequate water supply for construction and operation of ANPP.

                  2.4 The Participants desire to obtain sufficient Effluent to proceed with ANPP site selection studies arid the Cities desire to contract for the sale, transfer and delivery of such Effluent as set forth in this Agreement, including their respective rights therein after delivery thereof to Participants to waive their right to reuse or otherwise dispose of such Effluent upon the terms and conditions hereinafter set forth.

3. AREEMENT: In consideration of the terms , covenants and conditions contained in this Agreement, the parties agree as follows:

4.       EFFECTIVE DATE:   This Agreement shall become effective when executed
         by the parties hereto and shall terminate forty (40) years after the last ANPP Unit has been placed in operation, but in no event later than the year 2040, unless the parties shall agree upon an extension hereof.

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5.       DEFINITIONS:

                  5.1 USAEC: The United States Atomic Energy Commission.

                  5.2 ANPP: The Arizona Nuclear Power Project which may consist of one or more nuclear steam electric generating units.

                  5.3 ANPP UNITS: Units 1, 2, 3 and 4.

                  5.4 W & S DIRECTOR: The person designated by Phoenix to perform the duties and responsibilities of the Water & Sewer Director as set forth in this Agreement.

                  5.5 COMMITTED EFFLUENT: Effluent which the Cities, as of the date of this Agreement, have consented to the use thereof, by others, as described on Exhibit A, and such amount of Effluent as may reasonably be required in connection with the operation and maintenance of the 23rd Avenue Plant and the 91st Avenue Plant, but excluding Effluent sold or used for irrigation of any lands beyond the plant sites described in Exhibits B and C attached hereto.

                  5.6 CONSTRUCTION WATER: The water requirements of each ANPP Unit prior to its Date of Firm Operation.

                  5.7 DATE OF FIRM OPERATION: The date on which each ANPP Unit can be expected to operate reliably at any load up to its rated capacity as determined by the Project Manager.


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                  5.8 EFFLUENT:  The waste water discharged from the 23rd Avenue
         Plant and the 91st Avenue Plant after the processing thereof.

                  5.9 OPERATING AGENT: The entity determined by the Participants to be their agent for operation, maintenance, repair and replacement of each ANPP Unit. Arizona shall be the Operating Agent for Unit 1. The Participants shall designate in writing the Operating Agent for Unit 2, Unit 3 and Unit 4.

                  5.10 OPERATING AGENT'S ENGINEER: The person designated in writing by the Operating Agent to perform the duties and responsibilities of the Operating Agent's Engineer as set forth in this Agreement.

                  5.11 OPERATING EMERGENCY: An unplanned event or circumstance which reduces or may reduce the Cities' ability to deliver or the Participants' ability to receive Uncommitted Effluent.

                  5.12 PARTICIPANTS: Arizona, Salt River Project and any other electric utility, person or agency providing electric service who becomes the holder of an ownership interest in any ANPP Unit.

                  5.13 PARTICIPANTS' FACILITIISS: All facilities, structures, and equipment owned by Participants, wherever located, used or useful for the receipt, treatment, storage, transportation and use of Effluent, including without limitation all such facilities, structures and equipment which may be located on property owned by the Cities or any of them.




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                  5.l4   PROJECT   MANAGER:   The  entity   determined   by  the
         Participants  to be their  agent for  construction  of each ANPP  Unit.
         Arizona shall be Project Manager for Unit 1. The Participants shall designate in writing the Project Manager for Unit 2, Unit 3 and Unit 4.

                  5.15 PROJECT MANAGER'S ENGINEER: The person designated in writing by the Project Manager to perform the duties and responsibilities of the Project Manager's Engineer as set forth in this Agreement.

                  5.16 SCHEDULED  OUTAGE: A planned event or circumstance  which
         reduces  or  may  reduce  the  Cities'  ability  to  deliver,   or  the
         Participants' ability to receive, Uncommitted Effluent;

                  5.17 SHUTDOWN DATE: The date on which any ANPP Unit is taken out of service and retired from use as a source of electric generation as determined by the Operating Agent, customarily expected to be approximately forty (40) years after such Unit is placed in commercial operation.

                  5.18 UNCOMMITTED EFFLUENT: The Effluent in excess of that which is indicated oil Exhibit A available at any time from the 23rd Avenue Plant and the 91st Avenue Plant including but not limited to Option Effluent.

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                  5.19 OPTION  EFFLUENT:  The sum of Unit 1 Water  Requirements,
         Unit 2 Water Requirements, Unit 3 Water Requirements and Unit 4 Water Requirements.

                  5.20 UNIT 1, UNIT 2, UNIT 3 and UNIT 4: Each of the respective complete systems of ANPP for generating electricity, including without limitation the nuclear; steam supply system and its containment or any other complete steam supply systems, the turbine generator, all auxiliary structures, system facilities and equipment necessary or useful in the operation of the Unit.

                  5.21 UNIT 1 OPTION: The option given by the Cities to the Participants under this Agreement to acquire Effluent in the amount of Unit 1 Water Requirements.

                  5.22 UNIT 2 OPTION The option given by the Cities to the Participants under this Agreement to acquire Effluent in the amount of Unit 2 Water Requirements in the amount of Unit.

                  5.23 UNIT 3 OPTION The option given by the Cities to the Participants under this Agreement to acquire Effluent in the amount of Unit 3 Water Requirements.

                  5.24 UNIT 4 OPTION The option given by the Cities to the Participants under this Agreement to acquire Effluent in the amount of Unit 4 Water Requirements



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                  5.25 UNIT 1 OPTION From the effective  date of this  Agreement until the date of issuance of the last of any authorizations required by federal, state or local laws prior to commencement of construction
         of  Unit  1,  including  without   limitation  any  authorizations  for
         construction of any water or Effluent facility required to construct, operate and maintain such unit, but in no event later than December 31, 1995.

                  5.26 UNIT 2 OPTION - INITIAL TERM: From the effective date of this Agreement until the date of issuance of the last of any authorizations required by federal, state or local laws prior to commencement of construction of Unit 2, including without limitation any authorizations for construction of any water or Effluent facility required to construct, operate and maintain such unit, but in no event later than December 31, 1995.

                  5.27 UNIT 3 OPTION - INITIAL TERM: From the effective date of this Agreement until the date of issuance of the last of any authorizations required by federal, state or local laws prior to commencement of construction of Unit 3, including without limitation any authorizations for construction of any water or Effluent facility to construct, operate and maintain such unit, but in no event later than December 31, 1995.

                  5.28 UNIT 4 OPTION - INITIAL TERM: From the effective date of this Agreement until the date of issuance of the last of any authorizations required by federal, state or local laws prior to commencement of construction of Unit 4, including without limitation any authorizations for construction of any water or Eff1uent facility required to construct, operate and maintain such unit, but in no event later than December 31, 1995.

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                  5.29  UNIT  1  OPTION  -  EXTENDED  TERM:  From  the  date  of expiration of the Unit 1 Option - Initial Term to December 31, 2000.

                  5.30 UNIT 2 OPTION - EXTENDED TERM: From the date of expiration of the Unit 2 Option - Initial Term to December 31, 2000.

                  5.31 UNIT 3 OPTION - EXTENDED TERM: From the date of expiration of the Unit 3 Option - Initial Term to December 31, 2000.

                  5.32 UNIT 4 OPTION - EXTENDED TERM: From the date of expiration of the Unit 4 Option - Initial Term to December 31, 2000.

                  5.33 UNIT 1 WATER REQUIREMENTS: The annual water requirements of Unit 1 which shall be deemed to be 35,000 acre-feet, provided that the Unit 1 Project Manager may establish a lesser amount for all purposes hereof by delivery to Phoenix of a written notice stating the revised water requirements for such unit not later than the expiration of the Unit 1 Option - Extended Term.

                  5.34 UNIT 2 WATER REQUIREMENTS: The annual water requirements of Unit 2 which shall be deemed to be 35,000 acre-fact, provided that the Unit 2 Project Manager may establish a lesser amount for all purposes hereof by delivery to Phoenix of a written notice stating the revised water requirements for such unit not later than the expiration of the Unit 2 Option - Extended Term.

                                      -8-


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                  5.35 UNIT 3 WATER REQUIREMENTS:  The annual water requirements of Unit 3 which shall be deemed to be 3S,O00 acre-feet, provided that the Unit 3 Project Manager may establish a lesser amount for all purposes hereof by. delivery to Phoenix of a written notice stating the revised water requirements for such unit not later than the expiration of the Unit 3 Option - Extended Term.

                  5.36 UNIT 4 WATER REQUIREMENTS: The annual water requirements of Unit 4 which shall be deemed to be 35,000 acre-feet, provided that the Unit 4 Project Manager may establish a lesser amount for all purposes hereof by delivery to Phoenix of a written notice stating the revised water requirements for such unit not later than the expiration of the Unit 4 option - Extended Term.

                  5.37 23RD AVENUE PLANT: Phoenix's waste water processing plant located at 23rd Avenue and the Salt River, including all land and land rights that are a part thereof, all as more particularly shown on Exhibit B, and any' future land acquisitions thereto.

                  5.38 91ST AVENUE PLANT: Cities.' waste water processing plant located at 91st Avenue and the Salt River, including all land and land rights that are a part thereof, all more particularly shown on Exhibit C, and any future land acquisitions thereto.

                                       -9-


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                  5.39 23RD AVENUE DELIVERY  POINT:  The location on or adjacent to the 23rd Avenue Plant site where the Participants take delivery of Effluent.

                  5.40 91ST AVENUE DELIVERY POINT: The location on or adjacent to the 91st Avenue Plant site where the Participants take delivery of Effluent.

6.       OPTION FOR EFFLUENT:

                  6.1 The Cities hereby convey and grant to the Participants the Unit 1 Option, Unit 2 Option, Unit 3 Option and Unit 4 Option for the purchase, transfer, delivery and right to use a portion. of the Uncommitted Effluent in the amount of the Unit 1 Water Requirements, Unit 2 Water Requirements, Unit 3 Water Requirements and Unit 4 Water Requirements, respectively.

                  6.2 The Participants may exercise all or a portion of the Unit 1 Option, the Unit 2 Option, the Unit 3 Option and the Unit 4 Option, on or before the expiration of the Unit 1 Option - Extended Term, the Unit 2 Option - Extended Term, the Unit 3 Option - Extended Term and the Unit 4 Option - Extended term, respectively, by delivery of written notice to Phoenix of such exercise 12 months in advance of the effective date of such exercise, but in no event later than December 31, 2000.



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                  6.3 In the event the Initial Term Option,  Unit 2 Option, Unit
         3 Option or of the Unit 1 Unit 4 Option has expired and construction has not started by December 31, 1995, on the respective ANPP Unit, then the option for such unit shall expire and the Cities shall be under no obligation to sell or transfer any amount of Effluent covered by such unit to Participants.

                  6.4 The Participants may by written notice to Phoenix release, remise and surrender all or any portion of the Unit 1 Option, Unit 2 Option, Unit 3 Option or Unit 4 Option or may transfer all or any portion of any of said options for use in connection with the construction, operation and maintenance of any other electric generating units wherever located. In the event of the transfer of any of said options or any portion thereof for use at any other electric generating units, the terms of the original option, including without limitation the Initial and Extended Term thereof, the option payments, exercise of the option delivery and acceptance of Option Effluent and payments therefor, shall apply in respect of the transferred option. The release, remise and surrender of any such Options or portions thereof not so transferred shall be effective upon receipt of such notice by Phoenix, and from and after such date neither the Cities nor the Participants shall have any rights, duties, powers, privileges or obligations hereunder with regard to the Option Effluent released pursuant to this Section 6.4.

                  6.5 From the effective date of this Agreement and until the exercise of, release of or expiration of the Unit 1 Option - Initial Term, the Unit 2 Option - Initial Term, the Unit 3 Option - Initial Term and the Unit 4 Option - Initial Term, respectively, the Participants shall pay to Phoenix for the use and benefit of the Cities, as their respective interests may appear from time to time, annually in advance the amount equal of $1.00 times the number of acre-feet of Option Effluent actually available during the year preceding the date of payment, but not to exceed the sum of the Unit 1 Water Requirements, Unit 2 Water Requirements, Unit 3 Water Requirements and Unit 4 Water Requirements.

                  6.6 In the event the Participants do not exercise, transfer or release the Unit 1 Option, Unit 2 Option, Unit 3 Option and Unit 4 Option, in each case, during the Initial Term thereof, from the beginning of the Extended Term until the exercise, transfer, or release or termination of the Term of, the Unit 1 Option Extended Term, the Unit 2 Option - Extended Term, the Unit 3 Option Extended Term, and the. Unit 4 Option - Extended Term, the Participants shall pay to Phoenix for the use and benefit of the Cities, as their respective interests may appear from time to time, annually in advance the amount equal to $2.00 tines tile number of acre-feet of the Option Effluent actually available in the year preceding the date of payment, but not to exceed the sum of the applicable Unit 1 Water Requirements, Unit 2 Water Requirements, Unit 3 Water Requirements and Unit 4 Water Requirements.

                  6.7 Any payments to be made by the Participants to Phoenix pursuant to Sections 6.5 and 6.6 hereof shall be due and payable on the effective date of this Agreement and each succeeding anniversary thereof, provided, h9wever, that the final payment due on account of Unit 1 Option, Unit 2 Option, Unit 3 Option and Unit 4 Option, in each case, shall be prorated and Phoenix acting on its own behalf and as agent for the other Cities shall reimburse or credit the Participants as follows:

               R = OP   x   X   x   OAU
                           ---      ---
                           365       OA

          Where R is Reimbursement or credit;
          OP is the Option Payment made pursuant to Section 6.5 or 6.6, whichever is applicable; X is 365 minus the number of days which have elapsed since the preceding payment to the date on which Unit 1 Option, Unit 2 Option, Unit 3 Option and Unit 4 Option, in each case, has been exercised or released and terminated pursuant to this Agreement; OA is the amount of the Unit 1 Option, the Unit 2 Option, the Unit 3 Option or the Unit 4 Option, as the case may be; and OAU is the amount of the Unit 1 Option, the Unit 2 Option, the Unit 3 Option or the Unit 4 Option as the case may be, actually used in the year in which payments therefor pursuant to Section 8 hereof first become due.

                  6.8 All payments made by the Participants to Phoenix pursuant to Sections 6.S and 6.6 hereof shall be credited by Phoenix against amounts due from the Participants pursuant to Section 8 hereof. For purposes of applying such credit, Phoenix shall record separately the amounts paid on account of the Unit 1 Option, Unit 2.Option, Unit 3 Option and Unit 4 Option. In the event the Unit 1 Option, Unit 2
         Option, Unit 3 Option, or Unit 4 Option, in whole or in part, is released and terminated or any portion of any such Option is not used pursuant to Section 6.4 hereof there shall be no credit due the Participants on account of the payments applicable thereto.

                  6.9 It shall be presumed that Option Effluent actually available from the 91st Avenue Plant shall be deemed to be fully committed to the Participants hereunder prior to the commitment of any Effluent from the 23rd Avenue Plant.

                  6.10 It is understood that the volumes of Uncommitted Effluent available and the volumes of Effluent required for electric electric generation are estimates and that the actual needs in future years could be less, but the construction of generating units is intended to parallel the needs for power and availability of Uncommitted Effluent.

7.       SALE OF EFFLUENT; QUALITY OF EFFLUENT; PROCESSING SERVICE:

                  7.1 When the Participants desire to exercise all or any portion of the Unit 1 Option, Unit 2 Option, Unit 3 Option or Unit 4 Option, in each or any case pursuant to Section 6.2 hereof, the Participants shall promptly execute and deliver to Phoenix one or more completed instruments in the form of Exhibit D, which shall be effective as of the effective date provided in such instrument, providing for the sale, transfer, delivery and right to use Effluent in the amounts of the Unit 1 Water Requirements, Unit 2 Water Requirements, Unit 3 Water Requirements or Unit 4 Water Requirements or so much thereof as the Participants have exorcised their option therefor. The source and quality of Effluent to be transferred from and processed in the 23rd Avenue Plant and to be transferred from and processed in the 91st Avenue Plant shall be as shown on Exhibit B In the event that the Participants' water requirements are less than the amounts indicated in the Options, in each and any case, and the Participants exercise such Options, in each and any case, in amounts less than the amounts indicated in the Options, then the balance of the Effluent in the amount for which the Option is not exercised, in each aria any case, shall become Uncommitted Effluent, not under Option, and available to be used at the Cities' sole discretion.



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                  7.2  Following  any  execution  of an  instrument  pursuant to
         Section 7 hereof and during the term thereof as set forth in Section 7.S hereof, Phoenix shall collect waste-water, process the same and deliver Effluent of the quality shown on Exhibit E to either or both the 23rd Avenue Plant Delivery Point and the 91st Avenue Plant Delivery Point as the Participants may from time to time designate and in the amounts as the Participants have exercised their Option thereof; provided that such amounts are available at the designated delivery point; and provided, however, that the Participants shall not be obligated to accept delivery of Effluent which does not meet the quality set forth in Exhibit E.

                  7.3 Phoenix on behalf of itself and the other Cities covenants and agrees that it will operate, maintain, repair and replace the 23rd Avenue Plant and 91st Avenue Plant in at least substantially the same condition as they exist upon the date of the execution of this Agreement, ordinary wear and tear excepted and shall enlarge the capacity of the 91st Avenue Plant as required from tune to time to treat increased quantities of wastewater delivered to the plant in a manner and on a schedule such that the annual average DOD of the Effluent from said plant shall not exceed 30 mg/l due to increased flows through said Plant. Phoenix may make alterations in, modifications to, replacements , betterments and improve ments of and to the 23rd Avenue Plant and the 91st Avenue Plant; provided, however, that the Cities shall at all times carry out their obligations pursuant to Section 7.2 hereof. The Cities further covenant and agree that they will not install, operate and maintain any new sewage treatment plant at any other location if the installation, operation and maintenance of such new plant would impair the ability of the Cities to transfer and deliver Effluent pursuant to this Agreement. In this connection, however, it is recognized that the long-range Master Plan for the collection and treatment of wastewater from the urban development in the metropolitan. area extends into drainage basins not normally tributary to the 23rd Avenue or the 91st Avenue Wastewater Treatment Plants. New treatment facilities for the Gila and lower Litchfield tributary basins are envisioned, as generally described in the "Wastewater Report for the Valley Metropolitan Area of Phoenix, Arizona" by John Carollo Engineers, dated December, 1968. Nothing herein is intended to impair the implementation of the Master Plan nor to grant Participants any rights or interests in wastewater collected in the Gila and lower Litchfield tributary basins, and treated at such envisioned new facilities. Prior to the beginning of each calendar year, the Participants shall submit to the W&S Director in writing, the



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

         estimates of water requirements (including Construction Water) on a daily basis or by month for the ensuing calendar year. Such estimates will be used by the W &S Director as an operational guide and for planning purposes. It is understood that Water Requirements cited in Section S of this Agreement are annual quantities only. Nothing herein shall obligate Phoenix to operate the wastewater treatment plants in such a manner as to process Effluent in uniformly equal daily or monthly quantities, it being understood that the proper operation of the plants is dependent upon the operation of other related wastewater disposal facilities and the amount of non-consumptive use of water-producing raw wastewater discharged into the sanitary sewer system. Like wise, it is understood that the maximum amount of Effluent available for the Participants' use is restricted to the amount of Uncommitted Effluent which has been processed at the treatment plants. The Participant's Facilities located at the 23rd Avenue and 91st Avenue Delivery Points shall include metering devices, approved by the W & S Director and the Operating Agent's Engineer, which shall be the basis for determining the amount of Effluent sold.

                  7.4 Prior to the effective date of the exercise of any option pursuant to Section 6.2 the W & S Director and the Operating Agent's Engineer shall agree upon written practices and procedures relating to processing and delivery of Effluent pursuant to this Section 7, and its receipt, storage and transportation by the Participants during Operating Emergencies and Scheduled Outages.

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                    7.5 The transfer,  sale and delivery of Effluent by the City to the Participants in amounts equal to the Unit 1 Water Requirements, Unit 2 Water Requirements, Unit 3. Water Requirements and Unit 4 Water Requirements; shall in each case terminate and expire on the Unit 1 Shutdown Date, Unit 2 Shutdown Date, Unit 3 Shutdown Date and Unit 4 Shutdown Date, respectively. On such dates the amount of the sale and purchase of Effluent related to each ANPP Unit shall terminate, without further act of the Participants. The Participants agree to provide Phoenix with at least 24 months' notice of intent of any Shutdown Date.

                    7.6 Nothing herein shall be construed to constitute a waiver, relinquishment, abandonment or forfeiture of any appropriative water rights of any of the Cities or any other party hereto.

8.       PAYMENT FOR DELIVERY OF EFFLUENT:

                  8.1 In consideration of the transfer, sale and delivery of Effluent made by the Cities and the services to be performed by them pursuant to Section 7 hereof; the Participants shall make payments to Phoenix in the manner and as determined pursuant to this Section 8.

                  8.2 ANPP, through its Participants, shall pay for all Effluent delivered hereunder which meets the quality set forth in Exhibit E, whether the Effluent be used for Construction Water, operating needs or other uses, a price per acre-foot equal to Forty percent (40%) of the then-current price charged per acre-foot for Central Arizona Project Municipal and Industrial Water, but in no event less than Twenty Dollars ($20.00) per acre-foot nor more than Thirty Dollars ($30.00). In the event that Effluent is delivered under the terms of this Agreement in the absence of a currently effective price for Central Arizona Project Municipal and Industrial Water, the price of the Effluent for a period of Twenty (20) years from the effective date of this Agreement shall be Twenty Dollars ($20.00) per acre-foot, and Twenty-Five Dollars $25.00 per acre-foot thereafter until the expiration of this Agreement.

                  8.3 The price per  acre-foot  determined  in  accordance  with
         Section 8.2 above, shall be paid for each acre-foot of Effluent, which meets the quality set forth on Exhibit E, that is actually delivered in any month during the term of this Agreement as measured by the metering devices provided at the 23rd Avenue and 91st Avenue Delivery Points pursuant to Section 7.3 hereof.

                  8.4 In the event the amount of Effluent delivered in any year hereunder is less than the amount of Effluent the Cities could be required to deliver in such year under Section 7, then the Participants shall pay, in addition to the payment required under Section 8.2 hereof, an amount equal to Two Dollars ($2.00) per acre-foot times tile amount in acre-feet of the difference between (i) the amount of Effluent the Cities are required to deliver under Section 7 (excluding any amount thereof which may be rejected by the Participants as not meeting the quality set forth in Exhibit E) and (ii) the amount of Effluent actually delivered hereunder.

                  8.5 The  payments  to be made by the  Participants  under this
         Section 8 shall be  computed  and  billed  monthly in  accordance  with
         Section 8.3 hereof by Phoenix. Within ten (10) days of receipt the Participants shall pay such billings to Phoenix for the use and benefit of the Cities as their respective interests may appear from time to time. Any applicable credit determined pursuant to Section 6.8 hereof shall be used to reduce the first and succeeding monthly payments due hereunder until such credit is fully used. In no event shall such reduction in monthly payments be applied in a manner such that the total of all payments made in any current calendar year pursuant to Sections 6 and 8 hereof shall not be reduced to an amount less than an amount equal to (I) the total of all payments made tinder this Agreement in the preceding calendar year less (ii) any reduction in payments due under this Agreement during said current calendar year because of the release, termination or expiration by the Participants 0r their rights to receive Effluent hereunder.

9.       DELIVERY OF CONSTRUCTION WATER; PARTICIPANTS' FACILITIES:

                  9.1 Whether or not the Unit 1 Option, Unit 2 Option, Unit 3 Option and Unit 4 Option has been exercised pursuant to Section 7 hereof, the Project Manager's Engineer by written notice to the W & S Director may schedule Construction Water for delivery at either the 23rd Avenue Delivery Point or the 91st Avenue Delivery Point, provided that such volumes are available at the designated delivery point. The Cities shall make available the Construction Water in accord with such schedule and it shall meet the quality specified in Exhibit E. The Participants shall pay for all Effluent delivered in accordance with this Section 9.1 at the price determined in accordance with Section 8 hereof.

               9.2 It is recognized that the scope, location and design of Participants' Facilities shall not occur for some time following the execution of this Agreement. It shall be a responsibility 0(pound) the W & S Director and the Project Manager's Engineer to coordinate the location, design, operation and maintenance of the Participants' Facilities as may be located on the treatment plant sites.

10.      OTHER USES OP EFFLUENT SUBORDINATED:

                  10.1 Any use of Option Effluent by the Cities or any of them and by others claiming by, through or under the Cities or any of them shall be subordinated to the rights of the Participants pursuant to this Agreement.

                  10.2 The Cities or any of them shall include in any instrument or document to which the are or it is a party that relates to the use of Option Effluent a provision stating that any sales, grants to or any rights and interests of the other party or parties thereto, are subordinate to the rights and interests of the Participants pursuant to this Agreement and that the Participants shall have the first right and call on all Effluent pursuant to the Options cited in this Agreement.

11.      OPERATION AND MAINTENANCE - RIGHTS OF WAY:

                    11.1 The Cities at their expense shall operate, maintain, repair and replace the 91st Avenue Plant and Phoenix at its expense shall operate, maintain, repair and replace the 23rd Avenue Plant.

                  11.2 The Participants at their expense shall operate, maintain, repair and replace the Participants' Facilities. Phoenix and the Project Manager or Operating Agent may agree by separate agreement that Phoenix shall operate and maintain certain of Participants' Facilities or engage in other activities for the Participants and shall be compensated therefore.

                  11.3 The Cities without cost to the Participants shall grant leases, or right1/2:-of-way and easements, to the Participants for all Participants' Facilities as may be located at the 23rd Avenue Plant and the 91st Avenue Plant and on, in, under and over any other property owned by the Cities or any of them or in which they or any of them have the power to grant rights therein for any public use. It shall be a responsibility. of the W & S Director and the Project Manager's
         Engineer to agree upon the description of such rights-of-way and easements.

                    11.4 It shall be the responsibility of the W & S Director and the Project Manager's Engineer or Operating Agent's Engineer to develop practices and procedures for the operation and maintenance of the 23rd Avenue Plant, the 91st Avenue Plant and the Participants' Facilities insofar as they relate to and affect the duties and obligations of the Cities and the Participants to deliver and to receive Effluent, without undue interference with the normal operation and maintenance of the wastewater treatment plants.

12.      TRANSFER AND ASSIGNMENT:

                  12.1 The Cities and the Participants shall have the right at any time and from time to time to mortgage, create or provide for a security interest in or convey in trust all or part of their respective interests in this Agreement and in any property installed or maintained subject to this Agreement including without limitation Participants' Facilities, to a trustee or trustees under deeds, mortgages or indentures or to a secured party or parties under a security agreement as security for its present or future successors or assigns thereof, without need for the prior written consent of any other party or Participant and without such mortgagee, trustee or secured party assuming or becoming in any respect obligated to perform any obligations under this Agreement.

                  12.2 Any mortgagee, trustee or secured party under present or future deeds of trust, mortgages, indentures or security agreements of any City or Participant and any successor or assign thereof, and any receiver, referee or trustee in bankruptcy or reorganization of any City or Participant, and any successor by action of law or otherwise, and any purchaser, transferee or assignee of any thereof may, without need for the prior written consent of any other City or Participant, succeed to and acquire all the rights, titles and interests of such City or Participant in this Agreement and in any property installed or maintained subject to this Agreement and may take over possession of or foreclose upon said rights, titles and interests of such City or Participant.

                  12.3 Each Participant shall have the right to transfer and assign all or part of its interest in this Agreement to any other Participant without the prior written consent of the Cities or any other Participant. Upon any such transfer, the Participant acquiring such interest shall assume all the duties and obligations related thereto and, with the written consent of the Cities which shall not be unreasonably withheld, the Participant transferring such interest shall be released and discharged therefrom.

                  12.4 Except as otherwise  provided in Sections 12.1,  12.2 and
         12.3 hereof, any successor to the rights, titles and interests of a City or Participant shall assume and agree to fully perform and discharge all of the obligations hereunder of such City or Participant, and such successor shall notify each of the other Cities and Participants in writing of such transfer, assignment or merger, and shall furnish to each City and Participant evidence of such transfer, assignment or merger.

                  12.5 Except as provided in Section 12.1, 12.2 and 12.3 hereof, neither the Cities nor the Participants shall transfer or assign any of their respective rights, titles and interest in and to this Agreement without the prior written consent of any other party and Participants.

                  12.6 Effluent made available under this Agreement, shall in no event be directly or indirectly utilized other than for the purposes stated in this Agreement without the prior written consent of the Cities.

\

13.      ENFORCEMENT OF LAWS AND CONTRACTS; IMPROVEMENT AND ADDITIONS:

                  13.1 The Cities shall enforce all valid laws, ordinances, rules and regulations regarding discharges into their respective wastewater collection systems which are tributary to the 23rd Avenue Plant and the 91st Avenue Plant. The Cities shall also enforce all contracts heretofore or hereafter entered into with others relating to connection with said collection Systems and discharge of waste therein, and the Cities agree that they will not hereafter modify any such contracts nor enter into any other contracts relating to connection with the said collection systems and discharge of waste therein, sewage treatment or disposal of Effluent, which shall impair the Cities' ability to transfer and deliver the quantity and quality of Effluent in accordance with the terms of this Agreement. Control of connections to and discharges into said collection systems shall be established and maintained in a manner that the quality of Effluent can be maintained in accord with the standards set forth in Exhibit E. If in the exercise of due diligence by enforcing its valid laws ordinances, rules and regulations regarding discharges and contracts heretofore or hereafter entered into, the Cities are unable to prevent any third party from discharging wastes into their respective collection systems of a quality which shall result in the delivery of Effluent from the 23rd

         Avenue Plant or the 91st Avenue Plant that does not meet the quality specifications set forth in Exhibit E, then Phoenix in respect of the 23rd Avenue Plant and the Cities in respect of the 91st Avenue Plant shall, at its or their expense as the case may be, make all improvements modifications and additions to the 23rd Avenue Plant or 91st Avenue Plant which may be required for the Effluent to satisfy such specifications insofar as they relate to the Rules and Regulations for Effluent quality of the Arizona State Department of Health and the United States Environmental Protection Agency. In the event Phoenix or the Cities shall fail, refuse, or be unable to make required improvements, modifications and additions, the Participants shall have the right with the concurrence of the Cities, which shall not unreasonably be withheld, to install any facilities on Participants' property necessary to provide the treatment of Effluent required to meet such quality specifications and payments required to be made by Participants pursuant to Section 8 hereof shall be reduced by the amount of all costs reasonably incurred by Participants to install operate and maintain such facilities, including reasonable fixed charges and operating and maintenance expenses.

14. COMPLIANCE WITH HEALTH LAWS: Participants shall obtain necessary permits for the use of Effluent for their intended purposes front the Arizona State Department of Health, and shall use such Effluent in accordance with the applicable laws of the United States of America, the State of Arizona, the Rules and Regulations of the State Health Department and of the Maricopa County Health Department, and the ordinances of any of the Cities having lawful jurisdiction to regulate such use; provided, however, that in the event any such laws or regulations shall be amended in the future so as to make it impossible or unfeasible to use Effluent for the purposes specified in this Agreement, Participants shall, at their option, have the right to cancel and terminate this Agreement upon giving thirty (30) days' notice in writing to each of the Cities.

15. INDEMNIFICATION: Participants hereby indemnify the Cities against any claim resulting from the control, transmission, use or disposal of Effluent by Participants after delivery thereof.

16.      DESTRUCTION, DAMAGE OR CONDEMNATION:

                  16.1 If all, or any part, of the 23rd Avenue Plant or the 91st Avenue Plant should be destroyed, damaged or condemned, Phoenix or the Cities as the case may be shall restore or reconstruct the 23rd Avenue Plant or the 91st Avenue Plant in such a manner as to permit the Cities to deliver Effluent to the Participants pursuant to this Agreement, or in the event substitute wastewater treatment facilities arc constructed at a new location other than the 23rd Avenue or 91st Avenue Plants in lieu of restoration or reconstruction of either such plant, the Cities shall transfer, sell and deliver the same rights to the treated wastewater from such substitute facilities on the same terms and conditions as apply to Uncommitted Effluent from the destroyed, damaged or condemned plant.

                  16.2 If all or a portion of the Participant's Facilities are destroyed or condemned, the Participants shall repair, restore or reconstruct the Participants' Facilities in a manner to permit the Participants to receive and transport Effluent pursuant to this Agreement.

17.      TAXES:

                  17.1 If any general and/or special city, county, state or other real property taxes, or any other type of taxes and imposts, are assessed or levied against the 23rd Avenue Plant and the 91st Avenue Plant, Phoenix or the Cities as the case may be shall pay all such taxes prior to delinquency. In the event the State of Arizona, County of Maricopa or the federal government should require that the Cities pay a tax resulting from the sale of Effluent to the Participants, then the price for the Effluent shall be increased by the amount of such tax.

                    17.2 If any general and/or special city, county, state or other real property taxes, or any other typical taxes or imposts are properly assessed or levied against the Participants' Facilities, the Participants shall pay all such taxes prior to delinquency. In the event the

         Cities or any of them should require that Participants pay a tax resulting from the sale of Effluent by the Cities, then the price of Effluent shall be decreased by the amount of such tax.

                    17.3  Nothing  contained  in  this  Section  17  shall  be
         construed  as  a  recognition   or  admission  by  the  Cities  or  the
         Participants of the validity of any such tax, levy or assessment.

18.      LIENS:

                    18.1 Phoenix shall keep the 23rd Avenue Plant and the Cities shall keep the 91st Avenue Plant free and clear of all liens arising out of or claimed by reason of any work performed, material furnished or obligations incurred by or at the instance of Phoenix or the Cities, and Phoenix and the Cities as the case may be shall indemnify and save the Participants harmless from all such items or claims of lien and all attorneys' fees and other costs and expenses incurred by reason thereof, provided, however, that neither Phoenix nor the Cities shall be required to pay or discharge any such lien so long as it shall be contesting the same in any proceeding which while pending prevents the collection or enforcement of the lien so contested.

                  18.2 The Participants shall keep the Participants' Facilities free and clear of all liens arising out of or claimed by reason of any work performed, material furnished or obligations incurred by or at the instance of the Participants, and shall indemnify and save the Cities harmless from all such liens or claims of lien and all attorneys' fees and other costs and expenses incurred by reason thereof, provided, however, that the Participants shall not be required to pay or discharge any such lien so long as they shall be contesting the same in any proceeding which while pending prevents the collection or enforcement of the lien so contested.

19.  LIABILITY AND INSURANCE

                    19.1 Except for the negligence of the Participants, their officers, directors, employees and agents, Phoenix and the Cities, respectively, shall be liable insofar as the Participants are concerned, for any physical damage to property and death of, and personal injury to, anyone arising out of the ownership, use, occupancy, operation, maintenance, repair, replacement and reconstruction of the 23rd Avenue Plant and the 91st Avenue Plant, and Phoenix and the Cities, respectively, hereby indemnify and hold the Participants harmless from any cost, expense, claim or loss from such damage or injury.

                  19.2 Except for the negligence of the Cities,. its officers, managers employees or agents, the Participants shall be liable insofar as the Cities are concerned for any physical damage to property and death of, and personal injury to, anyone arising out of Participants' owner-ship, use, occupancy, operation, maintenance, repair, replacement and reconstruction of the Participants' Facilities, and the Participants hereby indemnify and hold the Cities harmless from any cost; expense, claim or loss from such damage or injury.

                    19.3 The Cities and the Participants shall procure and maintain insurance against physical damage to property and death of, and personal injury to, persons of the kind and with coverages normally carried by entities operating properties similar to the 23rd Avenue Plant, the 91st Avenue Plant and the Participants' Facilities. Nothing contained herein shall prohibit the Cities and the Participants from adopting a self-insurance program of a type and kind being utilized by entities operating properties similar to the 23rd Avenue Plant, the 91st Avenue Plant and the Participants' Facilities. Upon request, the Cities and the Participants shall furnish the others with certificates of insurance demonstrating compliance with this Sec-19.3.

20.      COOPERATION OF PARTIES:

                    20.1 Each of the Cities and the Participants shall fully cooperate with and assist one another in obtaining all licenses, permits, authorizations, approvals and consents and all judicial and administrative proceedings required in or related to the performance of this Agreement, including, but not limited to, the delivery and use of Effluent to and by the Participants, approval of plant site location by the State of Arizona pursuant to ARS SS 40-360.01 to 40-360.12, and construction and operating permits from the USAEC.

                  20.2 Each of the Cities and the Participants shall make, execute and deliver all documents and instruments necessary or useful to the implementation and performance of this Agreement.

                  20.3 In the event any proceeding at law or equity is instituted involving the authority and power of any of the Cities and/or the Participants to make, execute and deliver this Agreement and/or to perform its terms, covenants and conditions, or related to the rights, title and interest of any of the Cities or the Participants in and to Effluent, then such City and the Participants shall jointly and cooperatively defend the validity of this Agreement and the use of Effluent intended thereunder.

21.  INTERRUPTION OF DELIVERY OF EFFLUENT:

                    21.1 Cities shall have the right to refuse to deliver Effluent under the terms of this Agreement when the following occurs:

                       (a) There exists in the Cities a critical  need for water
                  to be used for domestic purposes;

                       (b) All other reasonable sources of water,  including any
                  Uncommitted Effluent in excess of the Option Effluent, have been exhausted;
                                      -34-

                       (c) Reasonable steps have been taken to conserve the water supply in the Cities ; and

                       (d) Reasonable notice of the critical need has been given
                  to Participants.

          When the critical need expires, or when other reasonable sources of water become available, Cities can no longer refuse to deliver Effluent under the terms of this Agreement. The Cities shall use their best efforts to resume deliveries of Effluent hereunder at the earliest practical time in the event such deliveries are interrupted in accordance with this Section 2l.

22.      SUCCESSORS AND ASSIGNS:

                    22.1 The terms, covenants and conditions of this Agreement shall be binding upon and inure to the benefit of and shall apply to the respective transferees, successors and assigns of the Cities and Participants.

23.      DEFAULTS:

                    23.1 The Cities and Participants hereto agree that they, respectively, shall pay all monies and carry out all other performances, duties and obligations agreed to be paid and/or performed by them pursuant to all of the terms and conditions set forth and contained in this Agreement, and a default by either the Cities or Participants in the covenants and obligations to be them, respectively, kept and performed pursuant to the terms and conditions set forth and contained in this Agreement shall be an actof default under this Agreement.

                  23.2 In the event of a default by either the Cities or the Participants in any of the terms and conditions of this. Agreement, then, within thirty (30) days following the giving of written notice of such default by the other, the defaulting party shall remedy such default either by advancing the necessary funds and/or rendering the necessary performance. Such notice shall specify the existence and nature of such default.

                  23.3 In the event that either the Cities or the Participants shall dispute an asserted default, then such party shall pay the disputed payment or perform the disputed obligation, but may do so under protest. The protest shall be in writing, shall accompany the disputed payment or precede the performance of the disputed obligation, and shall specify the reasons upon which the protest is based. Payments not made under protest shall be deemed to be correct.

                  23.4 In the event a default by the Cities or the Participants in the payment or performance of any obligation under this Agreement shall continue for a period of two months or more without having been cured by the defaulting party, or without such party having commenced or continued action in good faith to cure such default, or in the event the question of whether an act of default exists is the subject of litigation and such default continues for a period of two months following a final determination by a Court of competent jurisdiction that an act of default exists and the defaulting party has failed to cure such default or to commence such action during said two month period, then, at any time thereafter and while said default is continuing, the non-defaulting party at its option may, by written notice to the other, terminate this Agreement.

                    23.5 If this Agreement is terminated for any reason, the Cities shall have the immediate right of re-entry of any easement or leasehold granted to the Participants pursuant to Section 11.3 hereof. The Participants shall within 180 days or such other time as the parties agree remove all facilities owned by the Participants located on property owned by the Cities or any of them. All facilities not removed from such property within 180 days or such other time as the parties agree after the termination of this Agreement shall become the property of the owner of such property.

24.      PERFORMANCE AND UNCONTROLLABLE FORCES:

                  24.1 All terms, covenants and conditions herein contained to be performed by the Cities or any of them or by the Participants shall be performed at the sole expense of the party SQ obligated, and if the other party shall pay any sum of money or do any act which requires the payment of money, by reason of the failure, neglect or refusal of the obligated party to perform such term, covenant or condition, the sum of money so paid by the other party shall immediately be payable to such party by the party obligated to perform.

                  24.2 Neither the Cities nor the Participants hereto shall be considered to be in default in the performance of any of the obligations hereunder (other than obligations of either party to pay casts and expenses) if failure of performance shall be due to an uncontrollable force. The term 1'uncontrollable force" shall mean any cause beyond the control of the party affected, including but not limited to failure of facilities, flood, earthquake, tornado, storm, fire, lightning, epidemic, war, riot, civil disturbance or disobedience, labor dispute, and action or nonaction by or failure to obtain the necessary authorizations or approvals from any governmental agency or authority or the electorate, labor or material shortage, sabotage and restraint by Court order or public authority, which by exercise of due diligence and fore-sight such party could not reasonably have been expected to avoid and which by exercise of due diligence it shall be unable to overcome Nothing contained herein shall be construed so as to require either party to settle any strike or labor dispute in which it may be involved. Either party rendered unable to fulfill any obligation by reason of an uncontrollable force shall exercise due diligence to remove such inability with all reasonable dispatch.

25.      NOTICES AND EXHIBITS:

                  25.1 All notices, demands or consents given or made pursuant to this Agreement shall be in writing unless otherwise specified herein and be deemed to have been fully given, made or sent when made and deposited in the United States mail by registered or certified mail and postage prepaid and addressed as follows:

               To City of Phoenix:                   City Manager
                                                     City of Phoenix
                                                     Municipal Building
                                                     251 West Washington
                                                     Phoenix, Arizona  85003

               To City of Glendale:                  City Manager
                                                     City of Glendale
                                                     7022 North 58th Drive
                                                     Glendale, Arizona  85301

               To City of Mesa:                      City Manager
                                                     City of Mesa
                                                     55 North Center
                                                     Mesa, Arizona  85021

               To City of Scottsdale:                City Manager
                                                     City of Scottsdale
                                                     3939 Civic Center Plaza
                                                     Scottsdale, Arizona  85251

               To City of Tempe:                     City Manager
                                                     City of Tempe
                                                     35 West Southern Avenue
                                                     Tempe, Arizona  85281

               To Town of Youngtown:                 Mayor
                                                     Town of Youngtown
                                                     12030 Clubhouse Square .
                                                     Youngtown, Arizona  85363

               To Participants:                      Arizona Public Service Co.
                                                     C/C Secretary
                                                     P. 0. Box 21666
                                                     Phoenix, Arizona  85036

                                                     Salt River Project Agri-
                                                     cultural Improvement and
                                                     Power District
                                                     c/o Secretary
                                                     P. 0. Box 1980
                                                     Phoenix, Arizona  85001


          The address to which any notice, demand, consent, or other writing may be given, made or sent to either party may be changed by notice given by such party as above provided. Routine notices and communications shall be sent as provided herein or as directed by the City Manager of Phoenix and the Project Manager's Engineer and Operating Agent's Engineer.

                    25.2 The Exhibits referred to in this Agreement as Exhibits A, B, C, D and B shall be attached hereto and are all incorporated herein and made a part hereof.

26.      WAIVER:

                    26.1 The waiver by either the Cities or the Participants of any breach of any term, covenant or condition herein contained shall not be deemed a waiver of such term, covenant or condition or any subsequent breach of the same or any other term, covenant or condition herein contained.

27.      SECTION HEADINGS:

                  27.1 Section headings in this Agreement are for convenience only and do not purport accurately or completely to describe the contents of any section. Such headings are not to be construed as a part of this Agreement or in any way defining, limiting or amplifying the provisions hereof.

         IN WITNESS WHEREOF, the parties hereto have caused this or Agreement to be executed by their respective officers thereunto duly authorized this 23 day of April, 1973.


                                       ARIZONA PUBLIC SERVICE COMPANY


                                       By
                                           --------------------------
                                                 Vice President
ATTEST:


---------------------
Assistant Secretary
                                       SALT RIVER PROJECT AGRICULTURAL
                                       IMPROVEMENT AND POWER DISTRICT


                                       By
                                           ----------------------------

ATTEST & COUNTERSIGN:

---------------------
APPROVED AS TO FORM:

---------------------
                                       CITY OF PHOENIX
ATTEST:

---------------------                  By
City Clerk                                 -----------------------------
                                              City Manager
APPROVED AS TO FORM:

---------------------
City Attorney

                                       CITY OF GENDALE


                                       By
                                           --------------------------
                                              Mayor/City Manager
ATTEST:

---------------------
CITY CLERK

APPROVED AS TO FORM:

---------------------
CITY ATTORNEY
                                       CITY OF MESA


                                       By
                                           --------------------------
                                                 City Manager
ATTEST:

---------------------
CITY CLERK

APPROVED AS TO FORM:

---------------------
CITY ATTORNEY
                                       CITY OF SCOTTSDALE

                                       By
                                           --------------------------
                                                 Mayor
ATTEST:

---------------------
CITY CLERK

APPROVED AS TO FORM:

---------------------
CITY ATTORNEY
                                       CITY OF TEMPE


                                       By
                                           --------------------------
                                                 Mayor

                                       TOWN OF YOUNGTOWN


ATTEST:                                By
                                          --------------------------
-------------------                               Mayor
Town Clerk

APPROVED AS TO FORM

-------------------
Town Attorney



STATE OF ARIZONA   )
                   ) ss.
County of Maricopa )

                  On this the 4th day of April, 1973, before me the undersigned Notary Public personally appeared Karl F Abel; and F. E. Smith, who acknowledged themselves to be the President and Secretary of the SALT RIVER PROJECT
AGRICULTRURAL IMPOVEMENT AND POWER DISTRICT, an agricultural improvement district organized existing under the laws of the State of Arizona, and that they, as officers, being authorized so to do, executed the instrument for the purposes therein contained by signing name of the company by themselves as such President and Secretary.


                  IN WITNESS WHEREOF, I hereunto set my hand and official seal.


                                                  /s/ Marlaine White
                                                 -----------------------
                                                      Notary Public



My Commission Expires:

March 15, 1975

STATE OF ARIZONA    )
                    )ss.
County of Maricopa  )


         On this the 5th day of April, l973, before me, the undersigned Notary Public personally appeared T. G. WOODS, Jr. and Gerald J. Griffin, who acknowledged themselves to be of the Vice President and Assistant Secretary of ARIZONA PUBLIC SERVICE COMPANY, an Arizona corporation, and that they as such officers, being authorized so to do, executed the foregoing instrument for the purposes therein contained by signing the name of the company by themselves as such Vice President and Assistant Secretary


         IN WITNESS WHEREOF, I hereunto set my hand and official seal.


                                                  /s/ Eloise E. Warren
                                                 -----------------------
                                                      Notary Public



My Commission Expires:
February 20, 1975
                                      -44-

STATE OF ARIZONA    )
                    )ss.
County of Maricopa  )


         On this the 12th day of April, l973, before me, the undersigned Notary Public personally appeared J. A. Petrie and Marston Richards, who acknowledged themselves to be of the Manager and City Clerk of CITY OF MESA, ARIZONA, a municipal/corporation, and that they as such officers, being authorized so to do, executed the foregoing instrument for the purposes therein contained by signing the name of CITY OF MESA, ARIZONA, BY themselves as such Manager and City Clerk.


         IN WITNESS WHEREOF, I hereunto set my hand and official seal.


                                                  /s/ Joyce H. West
                                                 -----------------------
                                                      Notary Public



My Commission Expires:
January 16, 1976

STATE OF ARIZONA    )
                    )ss.
County of Maricopa  )


         On this the 13th day of April, l973, before me, the undersigned Notary Public personally appeared Dale R. Shumary and Virgina S. Thompson who acknowledged themselves to be of the Mayor and City Clerk of CITY OF TEMPE, ARIZONA, a municipal/corporation, and that they as such officers, being authorized so to do, executed the foregoing instrument for the purposes therein contained by signing the name of CITY OF TEMPE, ARIZONA, BY themselves as such Mayor and City Clerk.


         IN WITNESS WHEREOF, I hereunto set my hand and official seal.


                                                  /s/
                                                 -----------------------
                                                      Notary Public



My Commission Expires:
April 17, 1976

                                    EXHIBIT A

                               EFFLUENT COMMITTED

                                 91ST AVE. PLANT

                                                                A. f/yr.
                                                                --------

Buckeye Irrigation Company                                       30,000

Arizona Game a Fish Department                                    7,300

U.S. Water Conservation Lab.                                      1,200
                                                                 ------
     TOTAL                                                       38,500
                                                                 ------


         Previous Effluent Commitments. It is understood by the parties that the Cities have previously authorized the disposition of approximately 36,500 acre-feet of Effluent discharged in each calendar year at the plant to the United States Department of Agriculture for research and scientific purposes, to the Arizona Game and Fish Department for wildlife and recreational purposes and to the Buckeye Irrigation Company for agricultural purposes, and portions of the Effluent are or may be used for the in-plant use and irrigation of land owned by the Cities at the plant sites.

                                    EXHIBIT B

                        DESCRIPTION OF 23RD AVENUE PLANT


         The 23rd Avenue Wastewater Treatment Plant is located at 23rd Avenue and Durango Street, Phoenix, Arizona. The plant is solely owned and operated by the City of Phoenix, and provides secondary treatment, by means of the activated sludge process, to all wastewater received.

         The plant serves part of the Phoenix sewer service area only. Some of the wastewater flows received at the 23rd Avenue Plant headworks can be diverted to. the 91st Avenue Plant. The balance of the Phoenix wastewater and all of that from the other cities participating in the Multi-City Sewerage Program is treated at the 91st Avenue Wastewater Treatment Plant.

         The treatment capacity of the 23rd Avenue Plant, as of March 1973, is 40 million gallons per day. The unit processes employed at the plant, as of March 1973, are preliminary screening, grit removal, primary sedimentation, aeration, secondary sedimentation, and anaerobic digestion of the wastewater solids removed.

         Any future additions to the 23rd Avenue Wastewater treatment Plant will be designed and operated to provide , secondary treatment to all wastewater received by the plant.




                                            B-l

                                    EXHIBIT C


                        DESCRIPTION OF 91ST AVBNUE PLANT


         The 91st Avenue Wastewater Treatment Plant is located at 91st Avenue and Southern Avenue. The plant is under the jurisdiction of and operated by the City of Phoenix; however, several other cities share with Phoenix in the ownership of plant capacity. The cities that share in the ownership of plant capacity by contractual agreements are Phoenix, Glendale, Mesa, Tempe, Scottsdale and Youngtown.

         The 91st Avenue Plant provides secondary treatment, by means of the activated sludge process, to all wastewater received. The plant receives all of the wastewater from Tempe, Scottsdale, Glendale, Youngtown, Peoria and Sun City, and part of the wastewater from Phoenix and Mesa.

         The treatment capacity of the 91st Avenue Plant, as of March 1973, is 65 mil1ion gallons per day. The unit processes employed at the plant, as of March 1973, are preliminary screening, grit removal, primary sedimentation, aeration, secondary sedimentation, and anaerobic digestion of the wastewater solids removed.

         Any future additions to the 91st Avenue Wastewater Treatment Plant will be designed and operated to provide secondary treatment to all wastewater received by the plant.



                                      -C-1-

                                    EXHIBIT D

                               EXERCISE OF OPTION

To: City of Phoenix
    251 W. Washington
    Phoenix, Arizona

    Attention: Water & Sewer Director

               Pursuant to Agreement No. ______, Option and Purchase of Effluent, dated ________________________, 19Y3 (hereinafter the Participants, hereby exercise the Unit ______ Option, in the amount of _____________ acre-feet per year.

               Whenever and to the extent Effluent meeting the requirements of Appendix E attached to the 4greernent is available for delivery at the Avenue Plant, the Effluent required to be delivered in fulfillment of this exercise of the Unit _____ Option shall be delivered at the _______ Avenue Plant Delivery Point, unless and until the Participants shall hereafter otherwise designate in writing. The balance, if any, of the Effluent required to be delivered pursuant to this exercise of the Unit Option shall be delivered at the _____ Avenue Plant Delivery Point.

               It is requested that the Cities take any and all steps necessary to deliver such Effluent in accordance with. the estimates and schedules to be submitted by Participants to W & S Director pursuant to Sections 7.3 and 9.1 of the Agreement. The first of such estimates or schedules shall be given to the W & S Director not less than two (2) years prior to the delivery of any Effluent to meet the Unit-Water Requirements (including Construction Water).

          [If only a portion of the Unit 1, Unit 2, Unit 3 or Unit 4 Option, as the case may be is exercised hereunder, Participants shall complete the following paragraph).

         The Participants hereby release, remise and surrender that portion, in the amount of __________ acre-feet per year, of the Unit Option which has not been previously transferred or released pursuant to Section 6.4 of the Agreement ant which is not exercised hereby.

         All terms used herein which are defined in the Agreement shall have the meanings as therein defined.


                                          ------------------------------
                                            ANPP Project Manager
                                            as Agent for and on behalf
                                            of the Participants.

                                    EXHIBIT E

1. SOURCE OF WASTEWATER

         The 23rd Avenue and 91st Avenue Sewage Treatment Plants receive and treat all wastewater discharged into the respective tributary sanitary sewer systems of the Cities, which serve residential, commercial and industrial establishments. Storm water is not intended to be admitted into the sanitary sewer Systems but is handled by separate storm sewer Systems which are not tributary to the treatment works.

         The water supply from which the wastewater derives, after being used for domestic, commercial and industrial purposes, consists of surface water from the Salt and Verde Rivers and ground water from numerous wells. In the future, Colorado River water may be an added source.

         The strength and character of wastewater entering the Phoenix sewer system is regulated by Ordinance. All establishments that produce wastewater that exceeds the limits set forth in the Ordinance are required to pretreat their wastewater before it is accepted into the sewer system. A copy of the currently effective "Maximum Allowable Limits for Discharge into the Phoenix Sanitary Sewers System" - P-S3, dated December 22, 1970, is attached, In addition, tile contractual agreements between Phoenix and the other Cities involved in the Multi-City Sewerage Plan include restrictions and controls regarding the strength and character of wastewater consistent with the Phoenix regulations.

2.       QUANTITY OF EFFLUENT

                  Attached is a copy of "Wastewater Flow Projections  1972-2000:
         Estimated Uncommitted Effluent Available, Acre Feet/Year."

3. QUALITY OF EFFLUENT AND METHODS OF ANALYSIS

                    Both the 23rd Avenue and 91st Avenue Sewage Treatment Plants are designed and operated, as will be any anticipated future additions, to provide secondary treatment for all wastewaters delivered to them by the sanitary sewage collection system. This secondary treatment is presently accomplished at both plants by the activated sludge process.

                    Effluent quality is based upon and determined at each plant by suspended solids and BOD analyses performed daily on representative composite samples. The analyses are performed in accordance with the latest edition of Standard Methods for the Examination of Water and Wastewater, published jointly by the American Public Health Association, American Water Works Association, and the Water Pollution Control Federation.

                  The 23rd Avenue and 91st Avenue Sewage Treatment Plants, and any future addition thereto, will continue to be operated in such a manner that will produce an Effluent that will comply with the Rules and Regulations of the Arizona State Department of Health.

                  The City shall exercise all reasonable efforts to operate, maintain, enlarge and improve the 23rd Avenue and 91st Avenue Plants in a manner such that the quality of the Effluent therefrom to be delivered to Participants hereunder shall be compatible with the operation and maintenance of the Participants' Effluent treatment facilities in order that the following components of such. Effluent shall not exceed on an annual average basis the concentrations indicated below:

               Phosphate                      60 mg/l
               Suspended Solids               30 mg/1
               BOD5                           30 mg/1

         Whenever analyses shall indicate that due to normal or other causes the quality of the Effluent is in a trend in which it may be anticipated that the above values indicated as annual average concentrations may be exceeded for extended periods of time and whenever any upset in the treatment processes at either 23rd Avenue or 91st Avenue Plant occurs which may result in the delivery of Effluent with concentrations in excess of those listed above, for extended periods of time the W & S Director shall cause the Project Manager's Engineer or the Operating. Agent's Engineer to be promptly notified of such occurrences.

  The Cities shall also use their best efforts to regulate the discharge into their sewerage collection Systems from industrial and commercial sources of any substances which would be detrimental to the quality of the Effluent delivered hereunder.

  Participants shall not be obligated to accept delivery of, or to pay for any inadequately treated Effluent which could not otherwise be lawfully discharged in accordance with the Rules and Regulations of the Arizona State Department of Health or the United States Environmental Protection Agency.

  It is recognized that the Participants' Facilities require storage reservoirs or ponds for purposes of operational flexibility and as a standby source of water. Participants shall not be obligated to accept delivery of, or to pay for any such inadequately treated Effluent that cannot be provides sufficient dilution by the Participants' storage ponds to render the Effluent compatible with the operation and maintenance of the Participants' treatment facilities.

                            CITY OF PHOENIX, ARIZONA
                           WATER AND SEWERS DEPARTMENT
                               DIVISION OF SEWERS
                                   ORD. G-1049
                                    12/22/70

 MAXIMUM ALLOWABLE LIMITS FOR DISCHARGE INTO THE PHOENIX SANITARY SEWERS SYSTEM
                           SEC. 28-21, 28-22 CITY CODE

                   CONSTITUENT                          MAXIMUM
                   -----------                          -------

Unpolluted waters  rain runoff, single pass         None allowed
cooling water, evaporative coller water

Temperature                                         150F

Floatable Oil, Grease, etc.                         None visible

Flammable or Explosives                             None allowed

Total Grease, Oil, Fat, etc.                        100 mg/1

Any solid or viscous substance capable of           None allowed
causing obstruction to the flow in sewers or other interference with the proper operation of the sewage works.

Suspended Solids                                    350 mg/1

Dissolved Solids                                    Must not require unusual
                                                    attention or expense
                                                    for treatment and disposal.

Corrosive, noxious or malodorous substances         Must not
                                                    be    injurious   to
                                                    personnel    or   to
                                                    concrete   or   iron
                                                    structures  and must
                                                    not  be  capable  of
                                                    producing  a  public
                                                    nuisance.

p H                                                 p H 5.5 to 9.5

BOD (5 Day, 20 C Biochemical Oxygen Demand)         300 mg/1

Average Daily Flow                                  50,000 gals/day

*Dissolved Sulfide                                  0.5 m/1

Toxic, radio-active,or poisonous substances         Less    than    that
                                                    sufficient  to cause
                                                    interference    with
                                                    any waste  treatment
                                                    process,  or  hazard
                                                    to humans,  animals,
                                                    or   in    receiving
                                                    stream.

*Radio-active substances                            Per latest Arizona Atomic
                                                    Energy Commission
                                                    regulations

*Cyanide (includes cyanates)                        0.1 mg/1

*Heavy Toxic Metals, mg/1:

Arsenic                                        0.1
Barium                                         10.
Boron                                          10.0
Cadmium                                        0.1
Chromium VI                                    0.5
Copper                                         10.0
Lead                                           0.5
Manganese                                      0.5
Mercury                                        0.05
Selenium                                       0.1
Silver                                         0.5
Zinc                                           50.0

*Limits established by Water and Sewers Director in accordance with Sec. 28-22 of the City Code. All other limits listed are from Sec. 28-21 and 28-22 of the City Code. The Director shall establish permissible limits as required on other hazardous, toxic or undesirable substances not listed herein.

Date  February 16, 1971
-------------------------                        -------------------------
                                                 Water and Sewers Director
Approved:

____________________                             David Travaini, Director
City Manager                                     Water & Sewers Department

By:_________________                             By_________________
Assistant City Manager


PUBLIC SERVICE COMPANY OF NEW MEXICO



by
    -------------------------------
     President, Revenue Management











6091.CGI. 1106.99A: 1

                                       -4-